UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

May 27, 2020

MVC CAPITAL, INC.
(the "Fund")
(Exact name of registrant as specified in its charter)

DELAWARE, 814-00201, 943346760
(Jurisdiction of Incorporation) (Commission File Number) (IRS Employer Identification Number)

287 Bowman Avenue
2nd Floor
Purchase, NY 10577
(Address of registrant's principal executive office)

914-701-0310
(Registrant's telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MVC	New York Stock Exchange
Senior Notes	MVCD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. Entry into a Material Definitive Agreement.

On May 27, 2020, MVC Capital, Inc. (the “Fund”) entered into a Settlement Agreement (the “Settlement Agreement”) with Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, LTD., Wynnefield Capital Management, LLC, Wynnefield Capital, Inc., Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, Nelson Obus and Joshua H. Landes (collectively, the “Wynnefield Parties”).  The Wynnefield Parties beneficially own approximately 8.5% of the Fund’s common stock.

Pursuant to the Settlement Agreement, the Fund has agreed to nominate for election to the Fund’s board of directors (the “Board”) at the Fund’s 2020 annual meeting of stockholders to be held on July 15, 2020 (the “2020 Annual Meeting”) Ron Avni, John D. Chapman and Arthur D. Lipson, each of whom was previously nominated by the Wynnefield Parties (each, a “Wynnefield Designee”).  The Fund has also agreed that a Wynnefield Designee would be appointed to each of the Valuation Committee, the Nominating/Corporate Governance/Strategy Committee and the Compensation Committee of the Fund, once seated on the Board. As part of the Settlement Agreement, the Wynnefield Parties withdrew their notice of nomination of the Wynnefield Designees for election at the 2020 Annual Meeting and a stockholder proposal that they previously submitted for consideration at the 2020 Annual Meeting.

The Settlement Agreement also provides that Phillip Goldstein, Gerald Hellerman, Douglas A. Kass, Robert Knapp, Scott D. Krase and Michael Tokarz, each of whom currently serves as a director of the Fund, will be nominated for election at the 2020 Annual Meeting.  Current directors Emilio Dominianni, Warren Holtsberg and William Taylor will not stand for re-election, and have irrevocably agreed to resign on July 15, 2020, if the 2020 Annual Meeting is not held on that date, in which case, the Wynnefield Designees would be appointed to fill the resulting vacancies.

Pursuant to the Settlement Agreement, the Fund agreed that, until July 15, 2020, a special committee of directors, comprised of Messrs. Knapp, Krase and Tokarz, will continue to review Extraordinary Transactions (as defined in the Settelement Agreement), and that the Fund will explore any Extraordinary Transaction if a majority of the members of the special committee approves doing so. Until the 2020 Annual Meeting, the Fund will not enter into a definitive agreement providing for an Extraordinary Transaction unless approved by both a majority of the Board and a majority of the non-management directors. The Company also agreed that prior to the 2020 Annual Meeting it will not amend, extend, replace or otherwise modify that certain Investment Advisory and Management Agreement between the Company and The Tokarz Group Advisers LLC.

The Fund agreed to hold the 2021 Annual Meeting no later than the last day of the Fund’s 2021 fiscal year and not to expand the size of the Board or adopt “advance notice” provisions without the consent of a majority of the Wynnefield Designees until the conclusion of the 2021 Annual Meeting.

Under the terms of the Settlement Agreement, the Wynnefield Parties agreed to certain customary standstill provisions, subject to certain specified exceptions.  The Settlement Agreement also contains customary releases, and non-disparagement and confidentiality provisions.

The Settlement Agreement will terminate automatically on the earlier of the conclusion of the 2021 Annual Meeting and October 31, 2021, and each of the Fund and the Wynnefield Parties has the right to terminate the Settlement Agreement in the event of a breach by the other party.

Under the Settlement Agreement, the Fund has agreed to pay the fees and expenses of the Wynnefield Parties in the amount of $290,000.

A copy of the Settlement Agreement is filed as Exhibit 10.1 hereto and incorporated by reference herein. The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Settlement Agreement.

ITEM 5.02 Departure of Directors or Certain Oﬃcers; Election of Directors; Appointment of Certain Oﬃcers; Compensatory Arrangements of Certain Oﬃcers.

The disclosure in Item 1.01 regarding the retirement of certain directors of the Fund is incorporated by reference in this Item.

ITEM 5.07 Submission of Matters to a Vote of Security Holders.

The disclosure in Item 1.01 regarding the Settlement Agreement is incorporated by reference in this Item.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Settlement Agreement, dated May 27, 2020
99.1	Joint Press Release issued on May 27, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MVC CAPITAL, INC.

By:	/s/ Michael Tokarz
Michael Tokarz
Chairman

Dated: June 1, 2020